Exhibit 10.54

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of December 31, 2010, by and among Quaker Chemical Corporation, a Delaware corporation (the “Purchaser”), Summit Lubricants Inc., a New York corporation (the “Target”), Ronald Krol (“Krol”), Brian Caputi (“Caputi”), Dale M. Perry and Anthony Musilli (each, a “Shareholder” and collectively, the “Shareholders”).

RECITALS

A. The Purchaser and the Shareholders believe it is in their respective best interests that the Purchaser acquires all of the outstanding capital stock of Target (the “Stock”). Pursuant to this Agreement, among other things, the Stock shall be acquired by the Purchaser in consideration of the Purchase Price (defined herein) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

B. The Purchaser, Target and the Shareholders desire to make certain representations and warranties and other agreements in connection with the acquisition.

AGREEMENT

The parties hereto, intending to be legally bound, hereby agree as follows:

SECTION ONE

1. The Transaction.

1.1. The Purchase. On the Closing Date (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Purchaser shall purchase the Stock from the Shareholders.

1.2. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before 11:59, p.m., on December 31, 2010 unless extended by the parties (the “Closing Date”), provided that each of the conditions set forth in Section 7 below have been satisfied, waived or modified by the Shareholders and the Purchaser, or at such other time as the parties agree, but in any event the Closing shall be deemed effective as of the Closing Date. The Closing shall take place at the offices of Fox Rothschild LLP, 2000 Market St., 20th Floor, Philadelphia PA 19103, or at such other location as the parties shall agree.

1.3. Purchase Price. The purchase price for the Stock shall be Thirty Million Dollars ($30,000,000) (the “Initial Purchase Price”), subject to adjustment pursuant to Sections

1.4, 1.5 and 1.6 hereof (as adjusted, the “Purchase Price”). The Purchaser shall pay the Shareholders Twenty Six Million Dollars ($26,000,000) of the Initial Purchase Price on the Closing Date (the “Cash Portion of the Purchase Price”), in immediately available funds, to bank accounts designated in writing by the Shareholders at least one (1) week prior to the Closing Date, and pay the balance of Four Million Dollars ($4,000,000) to RBS Citizens Bank, N. A., as escrow agent (the “Escrow Agent”), pursuant to the terms of the escrow deposit agreement attached hereto as Exhibit A (the “Escrow Agreement”), to satisfy all or part of any claims for indemnity pursuant to Section 9 hereof and for any other purpose specifically set forth in the Escrow Agreement. All payments to the Shareholders hereunder shall be made on a pro-rata basis as set forth on Section 1.3 of the Target Disclosure Schedule (defined herein). In addition, the Purchaser shall pay to M&T Bank an amount up to $95,000 on account of any pre-payment penalty incurred by Target in connection with pre-paying its Debt (defined herein) with such Bank. Notwithstanding the foregoing, there shall be deducted from the Cash Portion of the Purchase Price to the Shareholders an amount equal to $738,463, which is the amount the parties have agreed is necessary to complete the Treadeasy Plant, less any Excluded Cash (as defined herein).

1.4. Adjustment for Working Capital at Closing. The Initial Purchase Price shall be subject to adjustment as provided in this Section 1.4.

1.4.1. Not less than two (2) business days prior to the Closing Date, the Shareholders shall deliver to the Purchaser a balance sheet and statement of Working Capital (as defined below) of Target dated as of November 30, 2010 (the “Working Capital Estimate”). Within ninety (90) days after the Closing Date, the Shareholders shall deliver to the Purchaser a final statement of Working Capital of Target dated as of the Closing Date (the “Closing Working Capital Statement”). For purposes of this Section 1.4, “Working Capital” shall mean the sum of all Inventory (defined herein and meeting the requirements of Section 2.24(b) herein and valued at the lower of cost or market), Accounts Receivable (defined herein and meeting the requirements of Section 2.24(a) herein) and prepaid expenses minus accounts payable and accrued expenses, calculated in accordance with generally accepted accounting principles. For purposes of calculating the Closing Working Capital Statement, accounts receivable over 90 days shall be excluded. To the extent that the Working Capital Estimate is greater or less than $3,900,000 (the “Working Capital Threshold”) the Cash Portion of the Purchase Price shall be increased or decreased, as the case may be, on a dollar for dollar basis by that excess or deficiency.

1.4.2. The Purchaser shall have thirty (30) days after receipt of the Closing Working Capital Statement to notify the Shareholders in writing of any exceptions the Purchaser may have to the Closing Working Capital Statement, and the reasons for such exceptions. If the Purchaser raises no such exceptions, the Closing Working Capital Statement shall become final (the “Final Working Capital Statement”). In the event that the Purchaser timely raises an exception, the Purchaser and the Shareholders shall negotiate in good faith for a period of up to thirty (30) days to resolve any such exceptions. If the Purchaser and the Shareholders are unable to resolve such exceptions within such thirty (30) day period, then the Purchaser and the Shareholders shall jointly engage Chiampou Travis Besaw & Kershner LLP (“CPA”) to resolve the dispute. Each of the Purchaser and the Shareholders shall direct CPA to complete its review within thirty (30) days after its engagement. The determination of CPA as to the resolution of such exceptions shall be binding upon the Purchaser and the Shareholders. The fees and expenses relating to CPA’s review and report shall be borne equally by the Purchaser and the Shareholders. In the event the process of this 1.4.2 is invoked, the Closing Working Capital Statement, adjusted, if applicable to reflect the resolution of the Purchaser’s exceptions, shall be the Final Working Capital Statement for purposes of this Agreement.

1.4.3. If the Working Capital amount on the Final Working Capital Statement exceeds the amount on the Working Capital Estimate, the Purchaser shall pay to the Shareholders a sum equal to such excess by wire transfer of immediately available funds to a bank account or accounts designated by the Shareholders in writing to the Purchaser. If the Working Capital amount on the Final Working Capital Statement is less than the Working Capital on the Working Capital Estimate, the Escrow Agent shall pay an amount equal to such deficit to the Purchaser out of the amounts held under the Escrow Agreement. Any payment required under this Section 1.4.3 shall be paid within ten (10) days of the final determination of such amount in accordance with this Section 1.4.3.

1.4.4. Each party, and to the extent necessary, CPA, shall have reasonable access to Target’s books and records and to any work papers for purposes of calculating and confirming the Working Capital Estimate and the Closing Working Capital Statement.

1.5. Earn Out. In addition to the Initial Purchase Price, the Shareholders shall be entitled to receive the amounts, if any, set forth in this Section 1.5.

1.5.1. Within sixty (60) days after the Closing Date, the Shareholders shall present to the Purchaser a calculation showing the Net Revenues (defined herein) and related Contribution Margin (defined herein) for the period beginning July 1, 2010 and ending December 31, 2010 (the “2010 Target Net Revenues” and the “2010 Target Contribution Margin”, respectively). “Net Revenues” shall mean the total receipts from sales of Target’s products and services net of any discounts, returns and allowances during such period. “Contribution Margin” shall mean the value determined by subtracting from Net Revenues the raw material costs and, where applicable, containers costs and in-bound freight charges comprising the products sold which make up Net Revenues. The Purchaser shall have thirty (30) days after receipt of such calculations to notify the Shareholders in writing of any exceptions Purchaser may have with respect to such calculations. In the event any such exceptions are made, the Purchaser and the Shareholders shall negotiate in good faith for a period of up to thirty (30) days to resolve such exceptions. If the Purchaser and the Shareholders are unable to resolve such exceptions within such thirty (30) day period, then the Purchaser and the Shareholders shall jointly engage CPA, pursuant to the procedures set forth in Section 1.4.2 herein, whose determination shall be binding on the parties.

1.5.2. Within sixty (60) days after December 31, 2013, the Purchaser shall present to the Shareholders a calculation showing the Net Revenues for the period beginning July 1, 2013 and ending December 31, 2013 (the “2013 Target Net Revenues”) and the related Contribution Margin for such period (the “2013 Target Contribution Margin”). In calculating 2013 Target Net Revenues and the 2013 Target Contribution Margin, (A) sales of products and services from Target’s customers who were customers of Target as of the Closing Date and those prospective customers listed on Section 1.5.2 of the Target Disclosure Schedule attached hereto shall be included as well as sales to any other customer that is not an Excluded Customer, as defined below (collectively, the “Included Customers”), and (B) sales of products and services to customers of the Purchaser or its Affiliates as of the Closing Date or that resulted from sales efforts of the Purchaser’s sales force post-Closing shall be excluded (other than, in each case, to customers that are Included Customers listed on Section 1.5.2 of the Target Disclosure Schedule)(collectively, the “Excluded Customers”). In addition, within sixty (60) days after December 31, 2013, the Purchaser shall present to the Shareholders a calculation showing the Net Revenues for all sales from Excluded Customers during the period beginning July 1, 2013 and ending December 31, 2013 (“2013 Purchaser Net Revenues”). The Shareholders shall have thirty (30) days after their receipt of such calculations to notify the Purchaser in writing of any exceptions they may have with respect to such calculations. In the event any such exceptions are made, the Purchaser and the Shareholders shall negotiate in good faith for a period of up to thirty (30) days to resolve such exceptions. If the Purchaser and the Shareholders are unable to resolve such exceptions within such thirty (30) day period, then the Purchaser and the Shareholders shall jointly engage CPA, pursuant to the procedures set forth in Section 1.4.2 herein, whose determination shall be binding on the parties. The Purchaser shall promptly make available to Shareholders and, upon request, to CPA, the books, records, documents and work papers necessary to calculate the 2013 Target Net Revenues and the 2013 Purchaser Net Revenues.

1.5.3. In the event that the 2013 Target Contribution Margin exceeds the 2010 Target Contribution Margin, the Shareholders shall be entitled to receive, as additional consideration for the Stock, an amount equal to the product of two times such excess multiplied by 1.35 (the “Target Earn Out Amount”) by wire transfer of immediately available funds to bank accounts designated by the Shareholders in writing to the Purchaser. No amount shall be payable under this Section 1.5.3 if the 2013 Target Contribution Margin does not exceed the 2010 Target Contribution Margin.

1.5.4. In addition, the Purchaser shall pay to the Shareholders, as additional consideration for the Stock, an amount equal to twenty-five percent (25%) of two times the 2013 Purchaser Net Revenues (the “Purchaser Earn Out Amount”) by wire transfer of immediately available funds to bank accounts designated by the Shareholders in writing to the Purchaser.

1.5.5. The Purchaser shall pay any Target Earn Out Amount and/or Purchaser Earn Out Amount to the Shareholders within ten (10) days after completion of the calculations set forth above.

1.6. Repayment of Debt at the Closing. (a) At the Closing, the Shareholders shall cause Target to deliver cash to the holders of any Debt in an amount sufficient to repay all such Debt by wire transfer, or request and direct Purchaser to pay such Debt and reduce the cash portion of the payment to be made to the Shareholders at the Closing by the amount of such

Debt, together with all pre-payment, breakage and other fees and expenses necessary for the Purchaser to pay all such Debts at Closing, with the result that immediately following the Closing there will be no further monetary obligations of Target with respect to any Debt. As used in this Agreement, “Debt” means, with respect to Target, without duplication: (i) all liabilities for borrowed money, whether current or funded; (ii) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument; (iii) that portion of obligations with respect to capital leases, if any, that is properly classified as a liability on a balance sheet; (iv) notes payable and drafts accepted representing extensions of credit; (v) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof; (vi) all non-employment related obligations of the Target to Shareholders; (vii) all interest on the items set forth in (i) through (vi) above; (viii) all indebtedness and obligations of the types described in the foregoing clauses (i) through (vii) above to the extent secured by any lien on any property or asset owned or held by that person regardless of whether the indebtedness secured thereby shall have been assumed by that person or is nonrecourse to the credit of that person.

(b) Any Excluded Cash shall be paid to the Shareholders in accordance with their applicable ownership percentages on the Closing Date by wire transfer subject to the last sentence of Section 1.3. As used in this Agreement, “Excluded Cash” shall mean any cash held by Target on the Closing Date after repayment by Target of Debt in accordance with Section 1.6(a) hereof. As used in the preceding sentence, “cash” shall mean cash and cash equivalents (including marketable securities and short-term investments) of Target.

1.7. 338(h)(10) Election. Shareholders and each person set forth on Section 1.7 of the Target Disclosure Schedule shall join with Purchaser in the making of an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”) and any comparable election under state or local laws (each such election a “Section 338(h)(10) Election”) with respect to the purchase of the Stock pursuant to this Agreement. The Section 338(h)(10) Elections shall properly reflect the Allocation Schedule (as defined herein). The Shareholders agree to take, or cause to be taken, any and all action necessary and to do, or cause to be done, or to execute, or cause to be executed, such documents as may be necessary or desirable to effect any Section 338(h)(10) Election, with respect to Purchaser’s acquisition of the Stock (“Section 338 Forms”). Purchaser shall, with Target’s cooperation, prepare all Section 338 Forms necessary in order to effect the Section 338(h)(10) Elections (other than IRS Form 8883 and any comparable state or local Tax (defined herein) forms) and Shareholders and each person set forth on Section 1.7 of the Target Disclosure Schedule shall execute, as of the Closing Date, the Section 338 Forms, and Purchaser shall execute and shall timely file the Section 338 Forms. In the event that any Section 338 form is not executed by the Closing Date, the Shareholders and each person set forth on Section 1.7 of the Target Disclosure Schedule shall complete and execute each such Section 338 Form and deliver it to Purchaser no later than 15 days prior to the date such Section 338 Form is required to be filed. Within twenty (20) days after the date of this Agreement, Purchaser shall deliver to the Shareholders a schedule setting forth the allocation of the Purchase Price and the liabilities of the Target (plus any other required capitalized costs) (the “Allocation Schedule”) which schedule shall be prepared in a manner consistent with Section 338 of the Code. The Allocation Schedule shall be deemed accepted by the Shareholders unless the Shareholders notify the Purchaser in writing of items of disagreement within ten (10) days of receipt of the Allocation Schedule. If the Shareholders timely advise the Purchaser of items of disagreement, the parties shall proceed in good faith to negotiate a resolution of such dispute. If within ten (10) calendar days of such notification, Purchaser and the Shareholders shall have been unable to resolve their dispute, all unresolved items shall be resolved by CPA in accordance with the method set forth for resolving disputes set forth in Section 1.4.2. Within thirty (30) days after the date that the Final Working Capital Statement is determined, the Purchaser shall deliver (i) a revised Allocation Schedule based on the Final Working Capital Statement, using the same methodology as in the initial Allocation Schedule, and (ii) a completed Form 8883 (and any similar forms under applicable state or local law) that reflects the final Allocation Schedule. Purchaser and the Shareholders shall timely file IRS Form 8883 (and any similar forms under applicable state or local law) in a manner consistent with this Section 1.7. Purchaser, Target and the Shareholders shall file all Tax Returns (defined herein) and information reports in accordance with the final Allocation Schedule and take no position inconsistent with the Allocation Schedule on any applicable Tax Return or in any proceeding before any Governmental Entity or otherwise.

1.8. Shareholders’ Representative; Actions.

1.8.1. Shareholders hereby appoint Krol as the representative of Shareholders (the “Representative”), to be their true and lawful attorney-in-fact for all matters in connection with this Agreement and the Escrow Agreement, including without limitation the acceptance of any claim by Purchaser, and the compromise of any disputes between Purchaser and Shareholders relating to this Agreement. The Representative will act on behalf of Shareholders with respect to all matters requiring action by Shareholders under this Agreement. The Representative hereby accepts such appointment.

1.8.2. Upon the death, disability incapacity, or resignation of Krol as Representative, Shareholders shall appoint a replacement. Any substituted representative shall be deemed the Representative for all purposes of this Agreement.

1.8.3. The Representative shall take all actions required to be taken by Shareholders or the Representative under this Agreement and may take any action contemplated by this Agreement. By giving notice to the Representative in the manner provided by Section 10.2, Purchaser shall be deemed to have given notice to Shareholders. Any action taken by the Representative may be considered by Purchaser to be the action of Shareholders. The Purchaser agrees that the Representative, in his capacity as such, shall have no personal liability to the Purchaser for any action taken by the Representative in his capacity as Representative. Purchaser shall have no responsibility for any actions by the Representative.

1.8.4. In the event that Purchaser gives notice to the Representative of a claim for which indemnification may be sought, the Representative shall have the authority to determine, in the Representative’s sole judgment without consultation with any other person who may represent Shareholders, whether to retain counsel (and to select that counsel) to protect Shareholders’ interests, whether to assume the defense of or otherwise to control the handling of the claim, whether to consent to indemnification and to make all other decisions required to be made by Shareholders pursuant to this Agreement, including without limitation whether to consent or withhold his or her consent to any settlement or compromise of a claim.

1.8.5. The Representative shall not be liable to Shareholders for any act or omission taken pursuant to or in conjunction with this Agreement, except for his own gross negligence or willful misconduct. The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of Shareholders. Shareholders shall indemnify and hold the Representative, and each successor thereof, harmless from any and all liability and expenses (including, without limitation, counsel fees) which may arise out of any action taken or omitted by him or her as Representative in accordance with this Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of the Representative.

1.8.6. The Representative agrees that after receipt of notice of a claim, the Representative shall promptly give Shareholders notice of same and shall from time to time keep Shareholders apprised as to developments with respect to such claim.

1.8.7. Nothing in this Section 1.8 shall be deemed to limit the personal liability of any Shareholder hereunder.

SECTION TWO

2. Representations and Warranties of Target and the Shareholders.

In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity taken as a whole, or to prevent or materially delay consummation of the transfer of the Stock or otherwise to prevent such party from performing its obligations under this Agreement. To the extent applicable, when representations, warranties or agreements of Target are made in this Agreement, they shall be deemed to have also been made by or about Gen-Val LLC and SL Exports Ltd. (each, a “Subsidiary” and collectively, the “Subsidiaries”).

Target and each of the Shareholders jointly and severally represent and warrant to the Purchaser as follows:

2.1. Organization Standing and Power; Subsidiaries. Target is a corporation duly organized, validly existing and in good standing or subsisting under the laws of its jurisdiction of organization. Except as set forth on Section 2.1 of the Target Disclosure Schedule, attached hereto and made a part hereof (the “Target Disclosure Schedule”), and except for the Subsidiaries, Target does not have, and has never had, any other subsidiaries. Target has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted. Target is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity other than as set forth on Section 2.1 of the Target Disclosure Schedule.

2.2. Certificate of Incorporation and Bylaws. Target has delivered to the Purchaser a true and correct copy of the Certificate of Incorporation, Bylaws and organizational documents, as appropriate, as amended to date, of Target and each Subsidiary. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

2.3. Capital Structure. The authorized capital stock of Target consists of 200 shares of Common Stock of which there were issued and outstanding as of the date of this Agreement 100 shares, which are owned by the Shareholders as set forth in Section 2.3 of Target’s Disclosure Schedule. Except as set forth in Section 2.3 of the Target’s Disclosure Schedule, there are no other outstanding shares of capital stock or voting securities of Target. Except as set forth in Section 2.3 of the Target’s Disclosure Schedule, Target does not have any outstanding bonds, debentures, notes or other indebtedness the holders of which (a) have the right to vote (or which are convertible or exercisable into securities that have the right to vote) with holders of the Stock on any matter or (b) are or will become entitled to receive any payment as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Section 2.3 of the Target’s Disclosure Schedule, all outstanding shares of Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target or any Shareholder is a party or by which any of them is bound. All outstanding shares of Stock were issued in compliance with all applicable federal and state securities laws. Except as set forth in Section 2.3 of the Target’s Disclosure Schedule, all of the outstanding shares of Stock are owned by the Shareholders free of all liens and encumbrances. Except as set forth in Section 2.3 of the Target’s Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Target, or otherwise obligating Target to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as set forth in Section 2.3 of the Target’s Disclosure Schedule, there are no contracts, commitments or agreements relating to voting, purchase or sale of the Stock other than this Agreement. The authorized capital of each Subsidiary is set forth in Section 2.3 of Target’s Disclosure Schedule. Target owns all of the equity interests in each of the Subsidiaries free of any liens or encumbrances.

2.4. Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target. This Agreement has been duly executed and delivered by Target and the Shareholders and assuming due authorization, execution and delivery by the Purchaser, constitutes the valid and binding obligation of Target and each of the Shareholders enforceable against Target and each of the Shareholders in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereinafter in effect affecting the enforcement rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles.

2.5. No Conflicts; Required Filings and Consents.

(a) Except as set forth in Section 2.5 of the Target Disclosure Schedule, the execution and delivery of this Agreement by Target and the Shareholders do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Target, or (ii) any material agreement, including any note, bond, mortgage, indenture, lease, contract, license, permit, franchise or other agreement, instrument or obligation or concession, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or the Shareholders or any of their properties or assets.

(b) Except as set forth in Section 2.5 of the Target Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”), is required by or with respect to Target or the Shareholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.6. Financial Statements. Target has delivered to the Purchaser the following: (the “Financial Statements”): true, correct and complete copies of Target’s audited financial statements for the fiscal year ended December 31, 2009 (the “December 31, 2009 Financial Statements”), reviewed financial statements for each of the fiscal years ended December 31, 2008 and 2007 and its unaudited financial statements (balance sheet and statement of operations) as of and for the eleven-month period ended November 30, 2010 (the “November 30 Financial Statements”). Except as set forth in Section 2.6 of the Target Disclosure Schedule, the Financial Statements fairly present the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments with respect to the unaudited financial statements which will not be material in the aggregate. Except as set forth in Section 2.6 of the

Target Disclosure Schedule, throughout the period covered by the Financial Statements, Target maintained and continues to maintain, and through the Closing Date will continue to maintain, a standard system of accounting established and administered in accordance with generally accepted accounting principles.

2.7. Absence of Undisclosed Liabilities. Target did not have obligations or liabilities of any nature (matured or unmatured, fixed or contingent) as of December 31, 2009 that are required to be reflected on financial statements in accordance with generally accepted accounting principles other than those set forth or adequately provided for in the December 31, 2009 Financial Statements. Since December 31, 2009, except as set forth in Section 2.7 of the Target Disclosure Schedule, Target has not incurred any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) except (i) those reflected on the November 30 Financial Statements, (ii) those incurred in the ordinary course of business since that date and consistent with past practice and not reflected on the November 30 Financial Statements and (iii) those incurred in connection with the execution of this Agreement.

2.8. Absence of Certain Changes. Except as set forth in Section 2.8 of the Target Disclosure Schedule, since December 31, 2009 there has not been, occurred or arisen any:

(a) transaction by Target except in the ordinary course of business as conducted on that date and consistent with past practices except as reflected on the November 30 Financial Statements;

(b) amendments or changes to the Certificate of Incorporation or Bylaws of Target;

(c) capital expenditure or capital commitment by Target in any individual amount exceeding $25,000;

(d) destruction of, damage (normal wear and tear excepted) to, or loss of any assets (including, without limitation, intangible assets) (whether or not covered by insurance) which would constitute a Material Adverse Effect;

(e) claim of wrongful discharge or claim of other unlawful labor practice or action;

(f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, any change in capitalization of development costs or any change in practices with respect to timing or payment of accounts payable) by Target;

(g) revaluation by Target of any of its assets;

(h) any direct or indirect redemption, purchase or other acquisition by Target of any Stock;

(i) increase in the salary or other compensation payable or to become payable by Target to any officers, directors, employees or advisors of Target, the declaration, payment or commitment or obligation of any kind for the payment by Target of a bonus or other additional salary or compensation to any such person, or the establishment by Target of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan, except in the ordinary course of business consistent with past practice;

(j) sale, lease, license or other disposition of any of the assets or properties of Target, except sales of products or services in the ordinary course of business and except other transactions not in excess of $10,000 in the aggregate;

(k) termination (other than by expiration) or material amendment of any Material Contract (defined herein);

(l) knowledge of any investigation of Target or any of its employees or any individual or entity Target contracts or does business with, by any Governmental Entity;

(m) loan by Target to any person or entity, or guaranty by Target of any loan, except for (x) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices and (y) trade payables in the ordinary course of business, consistent with past practices;

(n) waiver or release of any material right or claim of Target, including any write-off or other compromise of any account receivable of Target in excess of $50,000 in the aggregate;

(o) notice of commencement, or, to Target’s and the Shareholders’ knowledge, threat of commencement, of any lawsuit or proceeding against Target;

(p) to Target’s and the Shareholders’ knowledge, any investigation by any Governmental Entity of Target or its affairs;

(q) notice or knowledge of any claim by a third party asserting ownership to any of Target’s Intellectual Property (as defined in Section 2.13) or of any alleged infringement by Target of any third party’s Intellectual Property rights;

(r) issuance or sale by Target of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

(s) since July 1, 2010, written notice of any price increases in excess of 10% from any material supplier of Target (other than price increases reflected in invoices);

(t) change in business practices that would result in the recognition of revenue by Target in advance of the time at which revenue would be recognized pursuant to Target’s past practices; or

(u) agreement by Target or any officer or employee of Target, or agreement by the Shareholders on behalf of Target to do any of the things described in the preceding clauses (a) through (t) (other than pursuant to negotiations with the Purchaser and its representatives regarding the transactions contemplated by this Agreement).

2.9. Litigation. Except as set forth in Section 2.9 of the Target Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any court, arbitrator or Governmental Entity, or, to the knowledge of the Shareholders or Target, threatened against Target or any of its properties, officers or directors (in their capacities as such). Except as set forth in Section 2.9 of the Target Disclosure Schedule, there is no judgment, decree or order against Target or, to the knowledge of Target and the Shareholders, any of Target’s directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the knowledge of Target and the Shareholders, threatened to become a party) is disclosed in Section 2.9 of the Target Disclosure Schedule.

2.10. Restrictions on Business Activities. Except as set forth in Section 2.10 of the Target Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon Target which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or planned business practice of Target, any acquisition of property by Target or the overall conduct of business by Target as currently conducted by Target. Except as set forth in Section 2.10 of the Target Disclosure Schedule, Target has not entered into any agreement under which Target is restricted from providing, selling, licensing or otherwise distributing any of its products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.11. Permits; Company Products; Regulation.

Except as set forth in Section 2.11 of the Target Disclosure Schedule, Target is in possession of all franchises, grants, authorizations, licenses, including export licenses, classifications, certifications, registrations (including NSF Registration for all actively sold food grade products) and exemptions, permits, easements, variances, exceptions, consents, certificates, approvals, both domestic and foreign, and orders necessary for Target to own, lease and operate its properties or to carry on its business as it is now being conducted, except where the failure to possess such item will not result in a Material Adverse Effect (the “Target

Authorizations”) and no suspension or cancellation of any Target Authorization is pending or, to the Shareholders’ knowledge, threatened. Except as set forth in Section 2.11 of the Target Disclosure Schedule, Target is not in conflict with, or in default or violation of, (i) any laws applicable to Target by which any property or asset of Target is bound or affected, (ii) any applicable laws, regulations, rules and orders regarding the export of Target’s products to their final destination and use of Target’s products at their final destination, including but not limited to the Export Compliance Regulations, (iii) any domestic or foreign laws, regulations, rules and orders applicable to Target’s business activities including, but not limited to the Registration Evaluation, Authorization and Restriction of Chemicals for sale into the European Union, (iv) any Target Authorization or (v) any Material Contract to which Target is a party or by which Target or any property or asset of Target is bound or affected. A list of all such Target Authorizations is set forth in Section 2.11 of the Target Disclosure Schedule. Except as set forth in Section 2.11 of the Target Disclosure Schedule, the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not adversely affect any Target Authorization.

2.12. Title to Property.

(a) Target or a Subsidiary has good title to all of its personal property (other than Intellectual Property described in Section 2.13 herein) and assets reflected on the November 30 Financial Statements, or with respect to leased properties and assets, valid leasehold interests in such properties and assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current Taxes not yet due and payable and (ii) liens securing Debt, which Debt and liens will be discharged and released at Closing. All such assets are located at one of Target’s Parcels (defined herein) except as otherwise set forth on Section 2.12 of the Target Disclosure Schedule. The plants, tangible personal property and equipment of Target that are used in the operations of its business are in good operating condition and repair (except for ordinary wear and tear). All assets used in the operations of Target are reflected in the November 30 Financial Statements to the extent generally accepted accounting principles require the same to be reflected.

(b) Section 2.12(b) of the Target Disclosure Schedule sets forth a true, correct and complete list of all equipment having an original purchase price equal to or greater than $5,000 (the “Equipment”) owned or leased by Target, and, with respect to leased Equipment, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such Equipment is (i) adequate for the conduct of Target’s business, as conducted on the date hereof, and (ii) except for Equipment that is obsolete or otherwise no longer needed in operations, in good operating condition (except for ordinary wear and tear).

(c) Section 2.12(c) of Target’s Disclosure Schedule identifies all real property owned by Target (each, a “Parcel” and, collectively, the “Real Property”).

(i) Target has valid, good and marketable fee simple title to the Real Property, free and clear of all liens and encumbrances other than Permitted Liens (defined below).

Target has delivered to the Purchaser copies of the deeds and other instruments (as recorded) by which Target acquired the Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Target and relating to the Real Property. For purposes of this Agreement, “Permitted Liens”, as such term relates to each Parcel of Real Property, means the exceptions noted in Section 2.12(c) of the Target Disclosure Schedule. Notwithstanding the foregoing, any liens or encumbrances which may be removed from title by payment of money in satisfaction thereof shall be paid, discharged and removed by Target at or prior to Closing.

(ii) Except for those Parcels so designated in Section 2.12(c)(ii) of the Target’s Disclosure Schedule, each Parcel and the improvements, buildings and structures thereon (the “Improvements”) (a) constitute all of the real property used or operated by Target in the operation of its business, and (b) may continue to be used for the operation of the business as currently operated by Target after the Closing. To Target’s and the Shareholders’ knowledge, there are no pending or threatened condemnation, expropriation or other proceedings (nor is there any basis for any such action) affecting any Parcel or any assessments made or threatened with respect thereto. Target does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, or dispose of any interest in any of the Parcels.

(iii) Except for those Parcels so designated in Section 2.12(c)(ii) of the Target’s Disclosure Schedule, Target holds final, unappealable certificates of occupancy and any other occupancy permits required to be issued by applicable state and local authorities with respect to each Parcel. Each Parcel is in conformity with all applicable zoning, building, health, safety, fire and similar codes, ordinances, statutes or regulations, and the operation of each Parcel is lawful under all applicable zoning and land use codes and ordinances. No notice has been received from any Governmental Entity having jurisdiction over zoning, land use, building, health, safety, fire or other codes, ordinances, statutes or regulations applicable to such Parcel or to the operation thereof stating that such Parcel fails to comply with such codes, ordinances, statutes or regulations, and neither Target nor the Shareholders have any knowledge of any such failure of compliance.

(iv) Except for Improvements located on those Parcels so designated in Section 2.12(c)(ii) of the Target’s Disclosure Schedule, to the Shareholders’ knowledge, all of the Improvements are structurally sound, adequately supported, free from past damage and in reasonably good condition, normal wear and tear excepted. No such Improvement encroaches upon any other property, there are no encroachments by other buildings onto any Real Property, and to the Shareholders’ knowledge, none of such Improvements are located in a flood hazard area. Except for those Parcels so designated in Section 2.12(c)(ii) of the Target’s Disclosure Schedule, each Parcel is fully accessible by public roads and no condition exists that would result in the termination of current access from such Parcel. Except for those Parcels so designated in Section 2.12(c)(ii) of the Target’s Disclosure Schedule and any Improvements located thereon, all of the Parcels and all of the Improvements are served by all utilities necessary and adequate for the operation of

Target’s business. Except for those Parcels so designated in Section 2.12(c)(ii) of the Target’s Disclosure Schedule, all of the Parcels are located in an Empire Zone.

(v) Target does not owe any money to any contractor or materialman for labor or materials performed on any Parcel, and Target does not owe any money in connection with any construction or other improvement work being done at any Real Property. Target has fully signed lien waivers from all persons currently performing any construction or other improvement work being done at any Parcel.

(vi) Except as set forth in Section 2.12(c)(ii) of the Target’s Disclosure Schedule, there are no leases, licenses, concessions or any other agreements giving anyone, other than Target a right to use or occupy the Real Property or any part thereof.

2.13. Intellectual Property.

(a) As used in this Agreement, “Intellectual Property” shall mean any and all patents, trademarks, trade names, service marks, trade dress, copyrights, and any applications for any of the foregoing, formulas, schematics, industrial models, inventions, technology, know-how, trade secrets, ideas, processes, computer software programs or applications (including source code, object code, manuals and other materials related thereto) and all Internet domain names. “Target Intellectual Property” shall mean any and all Intellectual Property used by Target in the conduct of its business other than commercially available third party software.

(b) Section 2.13 of the Target Disclosure Schedule sets forth a true, accurate and complete list of all Target’s Intellectual Property to the extent it can be listed. Section 2.13 of the Target Disclosure Schedule also lists, with respect to products currently or previously sold by Target (i) the names of all formulas for Target’s grease and lubricant products indicating whether such formulas are owned by Target or a customer and whether the formula is exclusive to a customer, (ii) all licenses, sublicenses and other agreements and arrangements, written or oral, to which Target is a party and pursuant to which any person is authorized to use any Target Intellectual Property (“Target Licenses”) and (iii) all material licenses, sublicenses and other agreements and arrangements, written or oral, to which Target is a party and pursuant to which Target is authorized to use any Intellectual Property not owned by Target (“Third Party Licenses”) other than commercially available third party software. Except as set forth in Section 2.13 of the Target Disclosure Schedule, Target: (i) owns all of the Target Intellectual Property, and all such Target Intellectual Property is free and clear of any liens, mortgages, encumbrances, restrictions, licenses and security interests of any kind or character whatsoever and (ii) is not contractually obligated to pay any compensation of any kind to any third party in respect of any such Target Intellectual Property. Each Target License and Third Party License is the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. To the Shareholders’ knowledge, no default thereunder by any such party has occurred, nor does any defense, offset, deduction or counterclaim exist thereunder in favor of any such party, except where such default, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the business of Target as conducted as of the date hereof.

(c) Except for the Target Intellectual Property, Target Licenses and Third Party Licenses, no Intellectual Property is required or necessary to conduct the business of Target as conducted as of the date hereof, consistent with past practices.

(d) To Target’s knowledge, (A) the Target Intellectual Property does not infringe the intellectual property or other proprietary rights of any third party, (B) there is no material unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property or of any trade secret that is material to Target or any Third Party Licenses by any third party, including, without limitation, any officer, director or employee, or former officer, director or employee, of Target, (C) no third party is challenging the ownership by Target, or the validity or effectiveness of, any of the Target Intellectual Property, and (D) Target has not infringed or misappropriated any rights in any Intellectual Property of any other person or entity, nor is Target aware of any infringement or misappropriation which will occur as a result of the continued operation of the business of Target as conducted as of the date hereof.

2.14. Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental and Safety Laws” shall mean any federal ,state or local laws, ordinances, codes, regulations, rules, policies and orders, as they may be amended from time to time that are intended to regulate the disposal, handling, use, storage and release into the environment of Hazardous Materials or which are intended to assure the protection, safety and good health of employees, workers or other persons, including the public.

(ii) “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws; petroleum and petroleum products including crude oil and any fractions thereof; natural gas, synthetic gas, and any mixtures thereof; radon; asbestos; and any other pollutant or contaminant.

(iii) “Property” shall have the meaning set forth in Section 2.12(c) plus all real property currently leased by Target or owned or leased by Target in the past.

(iv) “Facilities” shall mean all buildings and improvements on the Real Property of Target.

(b) Except as set forth on Section 2.14 of the Target Disclosure Schedule (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities by Target or, to the Shareholder’s knowledge, by any other person, (ii) except for the minor presence of asbestos, which is properly encapsulated, all Hazardous Materials and wastes have been disposed of by Target or, to Target’s knowledge, by any other person in accordance with all Environmental and Safety Laws, (iii) Target has received no notice (verbal or written) of any noncompliance of the Facilities or of its past or present operations with applicable

Environmental and Safety Laws that is unresolved or that was received in the past five (5) years, (iv) no notices, administrative actions or suits are pending or, to the Shareholder’s knowledge, threatened relating to Hazardous Materials or a violation of any applicable Environmental and Safety Laws relating to Target, (v) Target has not received notice (verbal or written) of any third party alleging that Target is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or any applicable state analog statute, (vi) there has not been in the past, and are not now, any unremediated contamination, disposal, spilling, dumping, incineration, discharge, storage, treatment or handling of Hazardous Materials by Target or, to Target’s or the Shareholders’ knowledge, by any other person on, under or migrating to or from the Facilities or any Property (including without limitation, soils and surface and ground waters) or any location used by Target for disposal, (vii) there have not been in the past, to Target’s or the Shareholders’ knowledge, and are not now, any underground tanks or underground improvements at, on or under any Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, (viii) no polychlorinated biphenyls (“PCBs”) have been deposited, stored, disposed of or located on any Property or Facilities or any equipment on any Property containing PCBs at levels in excess of 50 parts per million, (ix) there is no formaldehyde on any Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities, (x) to Target’s or the Shareholders’ knowledge, the Facilities and Target’s uses and activities therein have at all times complied with all applicable Environmental and Safety Laws, (xi) Target has all the permits and licenses required for its operation and is in material compliance with the terms and conditions of those permits and (xii) Target has not been alleged or found liable under any applicable Environmental and Safety Laws and is not liable for any off-site contamination.

2.15. Employee Benefit Plans.

(a) Section 2.15 of the Target Disclosure Schedule lists, with respect to Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to a non-officer employee in excess of $25,000 and each loan, in any amount, to officers and directors, (iii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit, dependent care, life insurance or accident insurance plans, programs or arrangements, including any health savings account, health reimbursement account or flexible spending account plans, (iv) all written contracts and agreements relating to employment and all severance agreements, with any of the directors, officers or employees of Target, (v) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (vi) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees and (vii) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which, in any case, (i) through (vii), unsatisfied obligations of Target of greater than $25,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the “Target Employee Plans”).

(b) Target has furnished to the Purchaser a copy of each of Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan that is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code either has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination (“Remedial Amendment Period”), or is still within the Remedial Amendment Period for such an application, or is maintained pursuant to a prototype plan document that is covered by a favorable Internal Revenue Service opinion upon which the plan may rely. Target has also furnished the Purchaser with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

(c) Except as set forth in Section 2.15(c) of the Target Disclosure Schedule, (i) none of the Target Employee Plans promises or provides retiree medical or other retiree welfare or life insurance benefits to any person, (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on Target, (iii) each Target Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Target has performed in all material respects all obligations required to be performed by it under, and is not in any material respect in default under or violation of, and has no knowledge of any material default or violation by any other party to, any of Target Employee Plans, (iv) neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code with respect to any of Target Employee Plans, (v) all material contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan year, (vi) with respect to each Target Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred, (vii) no Target Employee Plan is covered by, and neither Target nor any ERISA Affiliate has incurred or expects to incur any direct or indirect liability under, arising out of or by operation of Title IV of ERISA or under Section 412 of the Code, in connection with the termination of, or an employee’s withdrawal from, any Target Employee Plan or other retirement plan or arrangement, and no fact or event exists that could give rise to any such liability, (viii) Target has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act, (the “WARN Act”) and no fact or event exists that could give rise to liability under the WARN Act and (ix) no compensation paid or payable to any employee of Target has been, or will be, non-deductible by reason of application of Section 162(m) of the Code. No suit, administrative proceeding, action or other litigation has been brought or, to the Shareholders’ knowledge, is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. Neither Target nor any other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(d) With respect to each Target Employee Plan, Target has complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended including all regulations thereunder (“COBRA”) and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder.

(e) Except as set forth on Section 2.15(e) of the Target Disclosure Schedule, there has been no amendment to, written interpretation or announcement (whether or not written) by Target or any other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan that would materially increase the expense of maintaining such Target Employee Plan above the level of expense incurred with respect to such Target Employee Plan for the most recent fiscal year included in the Financial Statements.

2.16. Certain Agreements Affected by the Sale of the Stock. Except as set forth in Section 2.16 of the Target Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director or employee of Target, (ii) materially increase any benefits otherwise payable by Target or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.17. Employee Matters. Target is in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Except as set forth in Section 2.17 of the Target Disclosure Schedule, there are no pending claims against Target under any workers compensation plan or policy or for long-term disability. Except as set forth in Section 2.17 of the Target Disclosure Schedule, there are no controversies pending before any Governmental Entity or, to the knowledge of Target or the Shareholders, threatened, between Target and any of its employees. Except as set forth in Section 2.17 of the Target Disclosure Schedule, Target is not a party to any collective bargaining agreement or other labor union contract nor does Target or the Shareholders know of any activities or proceedings of any labor union or other group to organize any such employees. The Shareholders have no knowledge indicating that (a) the consummation of the transaction contemplated by this Agreement will have a Material Adverse Effect on Target’s labor relations; (b) any employee of Target intends to terminate his or her employment with the Company; or (c) any employee has received an offer to join a business that may be competitive with the business of Target. Section 2.17 of the Target Disclosure Schedule sets forth the name, job description and compensation of each employee of Target.

2.18. Material Contracts.

(a) Section 2.18(a) of the Target Disclosure Schedule contains a list of those contracts and agreements as specified below to which Target is a party other than (x) routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than one year, and (y) agreements that can be canceled by Target without penalty or payment (such contracts, agreements and arrangements as are required to be set forth in Section 2.18(a) of the Target Disclosure Schedule being referred to herein collectively as the “Material Contracts”). Subject to such limitations, Material Contracts shall include, without limitation, the following:

(i) each contract and agreement for the purchase of inventory, other materials or personal property with any supplier or for the furnishing of services to Target in excess of $5,000;

(ii) each customer contract and agreement in excess of $5,000;

(iii) all contracts with independent contractors or consultants (or similar arrangements) to which Target is a party in excess of $5,000 and excluding routine property maintenance, snow removal and similar contracts;

(iv) all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which Target has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Target has imposed (or may impose) a security interest or lien on any of its assets, whether tangible or intangible, to secure indebtedness;

(v) all contracts and agreements that limit the ability of Target to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer;

(vi) all contracts and agreements between Target, on the one hand, and any affiliate of Target on the other hand; and

(vii) all equipment leases, rental agreements and similar arrangements having a value greater that $5,000.

(b) Each Material Contract and each other material contract or agreement of Target which would have been required to be disclosed in Section 2.18 of the Target Disclosure Schedule had such contract or agreement been entered into prior to the date of this Agreement, is a legal, valid and binding agreement. Target is not in default of and to the Shareholders’ knowledge, no other party is in default of, any Material Contract; none of the Material Contracts have been canceled by Target or by any other party; Target is not in receipt of any written claim of default under any such agreement; and Target does not anticipate any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the transactions contemplated hereby or otherwise. Target has furnished the Purchaser with true and complete copies of all such agreements, together with all amendments, waivers or other changes thereto.

2.19. Interested Party Transactions. Except as set forth in Section 2.19 of the Target Disclosure Schedule, Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target.

2.20. Insurance. Section 2.20 of the Target Disclosure Schedule sets forth a description of all policies of insurance carried by Target, including names of carrier and insured party, premiums, coverage limits and deductible amounts. Except as set forth in Section 2.20 of the Target Disclosure Schedule, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Neither Target nor the Shareholders have any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.21. Compliance With Laws. Except as set forth in Section 2.21 of Target’s Disclosure Schedule, Target (a) has conducted and continues to conduct its business in all material respects in accordance with all applicable Laws and Orders (as defined below) applicable to it and its business, (b) has complied with and will continue to comply with in all material respects all Laws and Orders applicable to it and its business, (c) is not in violation in any material respect of any such Law or Order, and (d) has not received any notice that any violation of any such Law or Order is being or may be alleged. For purposes of this Agreement “Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final and “Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Entity.

2.22. Minute Books. The minute books of Target provided to Purchaser contain a summary of all meetings of directors and the Shareholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, except where the failure to contain such materials would not have a Material Adverse Effect, and reflect all transactions referred to in such minutes accurately in all material respects.

2.23. Brokers’ and Finders’ Fees. Except as set forth in Section 2.23 of the Target Disclosure Schedule, Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.24. Accounts Receivable/ Inventory.

(a) Target has made available to the Purchaser a list of all accounts receivable of Target reflected on the Working Capital Estimate (“Accounts Receivable”), along with a range of days elapsed since invoice. All Accounts Receivable of Target arose in the ordinary course of business and are collectible in the ordinary course of business. Except for existing liens securing any outstanding Debt, which will be released at Closing, no person has any lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

(b) All inventory reflected on the November 30 Financial Statements, including raw materials, work in process and finished goods inventory set forth in the Working Capital Estimate (the “Inventory”) is saleable or useable in the ordinary course of business without material discount.

2.25. Customers and Suppliers. Except as set forth on Schedule 2.25 of the Target Disclosure Schedule, no customer which individually accounted for more than 5% of Target’s gross revenues during the 12-month period preceding the date of this Agreement, and no material supplier of Target, has cancelled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate, its relationship with Target, or has at any time on or after December 31, 2009 materially decreased its services or supplies to Target in the case of any such supplier, or its purchase of the products or services of Target in the case of any such customer, and to the Shareholders’ knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Target or to materially decrease its projected services or supplies to Target or its projected purchase or usage of the products or services of Target, as the case may be.

2.26. Third Party Consents. Except as set forth in Section 2.26 of the Target Disclosure Schedule, no material consent or approval is needed from any third party in order to effect this Agreement or any of the transactions contemplated hereby. Without limiting the foregoing, Section 2.26 of the Target Disclosure Schedule lists all consents or approvals required in connection with any Material Contracts, Governmental Entity (including any approval or authorization required in connection with any military application) whether pursuant to change of control provisions or otherwise.

2.27. [Reserved].

2.28. Banks. Section 2.28 of the Target Disclosure Schedule lists the name of each bank in which Target has an account or safe deposit box, a description and account number of each such account, and the names of all persons who are authorized to draw thereon or who have access thereto.

2.29. Fiscal Year 2010/2011 Projections. The projections of Target’s operating income, which indicates revenues of $24.4 million and EBITDA of $4.8 million for fiscal year 2010 and revenues of $34.6 million and EBITDA of $7.7 million for fiscal year 2011, a copy of which projections are attached as Section 2.29 of the Target Disclosure Schedule, reflects Target’s and the Shareholders’ good faith best estimate of expected results of operations for the period covered thereby. Such projections are not guaranteed and are inherently subject to a variety of risks, uncertainties and assumptions that could cause actual results to differ materially from those that have been projected. Such risks, uncertainties and assumptions include, among others, changes in economic conditions and various other events, conditions and circumstances, many of which are beyond the control of the Shareholders and Target.

2.30. Representations Complete. None of the representations or warranties made by Target and the Shareholders herein or in any Schedule hereto, including the Target Disclosure Schedule, or the certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION THREE

3. Taxes.

3.1. Definitions.

(a) For purposes of this Agreement, the term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (B) any liability for amounts referred to in (A) as a result of any obligations to indemnify another person.

(b) For purposes of this Agreement, the term “Tax Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes of the Target and/or the Subsidiaries, including information returns with respect to backup withholding and other payments to third parties.

3.2. Tax Representations and Warranties.

(a) At all times from and after January 1, 1992, Target has been and will be at all times through the Closing Date treated as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any analogous provisions of state and local Law) until the “S” status of the Target is terminated as a result of the purchase of the Stock or the Section 338(h)(10) Election contemplated by this Agreement. Other than in connection with this Stock purchase, none of the Shareholders has taken or omitted or caused to be taken or omitted to take any actions that could cause the Target to cease to be treated as an S corporation for federal and applicable state and local income Tax purposes.

(b) Target and each of the Subsidiaries have timely filed (or obtained timely extensions with respect thereto) all federal, state, local and other Tax Returns required to be filed by or on behalf of Target or the Subsidiaries on or before the Closing Date. All such Tax Returns are true, correct and complete in all material respects. Except for tax liabilities reflected as a liability on the Final Working Capital Statement, each of the Target and the Subsidiaries has timely paid, or will timely pay, all Taxes due or claimed to be due by any taxing authority for all Pre-Closing Tax Periods (as defined in Section 9.1) (whether or not such Taxes are the subject of a Tax Return and including any Taxes due from the Target or a Subsidiary as a transferee of the assets of, or successor to, any Person).

(c) Each of Target and the Subsidiaries have timely collected and withheld and duly paid to the appropriate taxing authority all Taxes that it is required to collect or withhold from amounts paid or owing to any employee, shareholder, creditor or other person.

(d) The Purchaser has been furnished by Target true and complete copies of all federal, state and foreign income or franchise Tax Returns and state sales and use Tax Returns for or including Target for the three full years immediately preceding the date of this Agreement.

(e) No audit of the Tax Returns of, or including, Target by a government or taxing authority is in process, threatened or, to the Shareholders’ knowledge, pending. No deficiencies exist or have been asserted (in writing) with respect to Taxes of Target or any Subsidiary, and Target has not received written notice that it has not filed a Tax Return or paid Taxes required to be filed or paid. Except as set forth in Section 3.2 of the Target Disclosure Schedule, Target is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened in writing against Target, any Subsidiary, or any of such entities’ respective assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Target. Except as set forth in

Section 3.2 of the Target Disclosure Schedule, neither Target nor the Shareholders has executed any power of attorney with respect to any Taxes, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or other agreements or rulings relating to Taxes have been entered into or issued by a government or taxing authority with or in respect of Target that materially affects any “open” Pre-Closing Tax Period. Target has properly and adequately disclosed on its federal and state income and franchise Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code or comparable provisions of applicable state Tax Laws.

(f) Target is not and has not been required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local, or foreign law that materially affects any “open” tax period by reason of any change in any accounting methods, and there is no application pending with any government or taxing authority requesting permission for any changes in any of its accounting methods for tax purposes, except as set forth in Section 3.2 of the Target Disclosure Schedule. To the knowledge of Target and the Shareholders, no government or taxing authority has proposed any such adjustment or change in accounting method.

(g) Target is not (nor has it ever been) a party to any tax sharing, tax indemnity, or tax allocation agreement or other similar arrangement except with its Subsidiaries.

(h) Target will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of Target’s assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election. Neither the Target nor any qualified subchapter S subsidiary has, in the past 7 years, (A) acquired assets from another corporation in a transaction in which Target’s (or any qualified subchapter S subsidiary’s) Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(i) Target has satisfied (or will satisfied when due) any Taxes pursuant to Section 1375 of the Code that arose from the effective date of its S corporation election through the Closing Date.

(j) Section 3.2(k) of the Target Disclosure Schedule lists all the states with respect to which either Target or any Subsidiary is required to file any corporate, income or franchise Tax Returns and sets forth whether Target is and has always been treated as the equivalent of an S corporation by or with respect to each such state.

(k) Section 1.7 of the Target Disclosure Schedule lists each S corporation shareholder that is required to sign a Section 338 Form and the percentage of stock that each shareholder owns as of the Closing Date.

3.3. Tax Covenants. The Shareholders, Target, and the Purchaser hereby covenant as follows:

(a) The Shareholders through its representatives, at their expense, shall prepare or cause to be prepared (in a manner consistent with past practice) and timely file or cause to be timely filed all Tax Returns for Target for all periods ending on or prior to the Closing Date which are filed after the Closing Date (the “S Year Returns”) and shall pay or cause to be paid all Taxes due with respect to the S Year Returns. The Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Target for all periods beginning after the Closing Date and shall pay or cause to be paid all Taxes due with respect to such Returns.

(b) Purchaser shall prepare or cause to be prepared and filed, all Tax Returns for Target for all periods beginning before and ending after the Closing Date (collectively, “Straddle Period Returns”). Purchaser shall pay or cause to be paid all Taxes shown as due with respect to such Straddle Period Returns. Purchaser shall permit Shareholders to review and comment on any Straddle Period Returns for which Shareholders have any obligation under this Agreement, and Purchaser shall make such revisions to such Tax Returns as are requested in writing by the Representative if Purchaser consents to such changes (such consent not to be unreasonably withheld). Purchaser shall provide the Shareholders with a statement setting forth the allocation of liability for Taxes shown on such Straddle Period Returns between the portion of the Straddle Period ending on the Closing Date (the “Pre-Closing Portion”) and the portion of the Straddle Period beginning after the Closing Date in accordance with Section 3.3(b) hereof, and Shareholders shall pay over to Purchaser no fewer than three (3) Business Days prior to the due date of the applicable Straddle Period Return, an amount of cash equal to the Pre-Closing Portion of such Taxes.

(c) For purposes of this Agreement, income, deductions, and other items in respect of a Straddle Period shall be allocated between the pre-Closing portion of such Straddle Period and the post-Closing portion of such Straddle Period based on an actual closing of the books of the Target or Subsidiary, as the case may be, as of the end of the Closing Date provided, however, that in closing the books, Taxes (such as property Taxes) that are not imposed on income, receipts or otherwise on a transaction basis and exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to depreciation and amortization deductions) shall be allocated on a daily basis.

(d) The Purchaser, Target and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are relevant to any such filing or any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser, Target and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Target or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

(e) All transfer, documentary, sales, use, stamp, registration and other similar Taxes (including any penalties and interest) incurred in connection with the transfer of Stock pursuant to this Agreement and the Section 338(h)(10) Election shall be paid by the Purchaser and/or Shareholders in accordance with local custom and the Purchaser shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes.

(f) Target, each Shareholder and any Shareholder set forth on Section 1.7 of the Target Disclosure Schedule shall join with Purchaser in making any Section 338(h)(10) Elections.

(g) Each Shareholder shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on his tax returns to the extent required by applicable law. Each Shareholder shall also pay any Tax imposed on the Target attributable to the making of the Section 338(h)(10) Election, including any Tax imposed under Code Section 1374 of the Code or any comparable provision under applicable state and local law or the failure of any jurisdiction to conform to federal income Tax treatment for the Section 338(h)(10) Election.

(h) Neither the Target nor the Shareholders shall revoke the Target’s election to be taxed as an S corporation for purposes of federal or any applicable State or local law within the meaning of Sections 1361 and 1362 of the Code and any applicable State or local provision. Furthermore, except as contemplated by this Agreement, neither the Target nor the Shareholders shall take any or allow any action that would result in the termination of the Target’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and any applicable State or local provision. In the event of a determination that the status of Target as an S corporation is subject, for any reason, to termination effective as of any date prior to the Closing Date, the Purchaser, Target, and the Shareholders shall cooperate in seeking approval from the Internal Revenue Service pursuant to Code Sections 1362(b)(5) or 1362(f) to retain or restore Target’s status an S corporation for any Pre-Closing Tax Period.

(i) Target shall terminate, or cause to be terminated, on or before the Closing Date all Tax sharing or Tax allocation agreements or arrangements, if any, relating to the Target, the Shareholders, and any Subsidiary (other than this Agreement) and none of Target or any Subsidiary will have any liability thereunder on or after the Closing Date.

SECTION FOUR

4. Representations and Warranties of the Purchaser. Except as disclosed in a document dated as of the date of this Agreement and delivered by the Purchaser to Target and the Shareholders prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Purchaser Disclosure Schedule”), the Purchaser hereby represents and warrants to Target and the Shareholders as follows:

4.1. Organization, Standing and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Purchaser has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

4.2. Authority. The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and assuming the due authorization, execution and delivery by Target and the Shareholders, constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereinafter in effect affecting the enforcement rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles.

4.3. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or By-Laws of the Purchaser, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or its properties or assets.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby.

4.4. Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Purchaser, threatened against the Purchaser, or any of its properties, officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no judgment, decree or order against the Purchaser or, to the knowledge of the Purchaser or any of its directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Purchaser.

4.5. Broker’s and Finders’ Fees. The Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.6. Securities Law Compliance. Purchaser acknowledges that none of the Stock has been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state or foreign securities laws. Purchaser is purchasing the Stock solely for investment, with no present intention to distribute any of the Stock any person. Purchaser will not sell or otherwise dispose of any Stock except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder and any other applicable securities laws.

4.7. Funding. Purchaser will have sufficient funds to pay the Purchase Price and all other amounts due hereunder when due.

SECTION FIVE

[RESERVED]

5. [Reserved]

SECTION SIX

6. Additional Agreements.

6.1 Non Competition.

Each Shareholder covenants and agrees with the Purchaser that during the period commencing on the Closing Date and terminating five (5) years after the Closing Date (the “Noncompete Term”), the Shareholders will not, without the prior written consent of Purchaser, which may be withheld or given in its sole discretion, directly or indirectly, or individually or collectively, for their own benefit or the benefit of others engage in any activity or act in any manner, and in any capacity whatsoever, (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation) for the purpose of establishing, operating, assisting or managing any business or entity that is engaged in the business of the sale, development, manufacturing of grease or lubricant products or is otherwise competitive with the business of the Target (or its successor in interest), as it is then being conducted.

6.2 Non Solicitation.

Each Shareholder covenants and agrees with the Purchaser that during the Noncompete Term, the Shareholders will not, without the prior written consent of the Purchaser, which may be withheld or given in its sole discretion, directly or indirectly, for their own benefit or the benefit of others individually or collectively, (i) solicit, counsel or attempt to induce any person who is then in the employ of Target (or its successor in interest), or who is then providing services as a consultant or agent of Purchaser, to leave the employ of or cease providing services, as applicable, to Target (or its successor in interest), or employ or attempt to employ any such person or persons who at any time during the preceding one (1) year was in the employ of, or provided services to, Target (or its successor in interest); or (ii) solicit, bid for or accept business from any of the current or former customers of Target (or its successor in interest).

6.3 Injunctive Relief.

The Shareholders agree that the remedy of damages at law for the breach by any of them of any of the covenants, obligations or other provisions contained in this Agreement, including those in Sections 6.1 (Non Competition ), and 6.2 (Non Solicitation) is an inadequate remedy. In recognition of the irreparable harm that a violation of such covenants would cause Target and the Purchaser, the Shareholders agree that in addition to any other remedies or relief that may be available to Target and the Purchaser, Target and the Purchaser shall be entitled to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction against and restraining any actual or threatened breach, violation or violations. The parties hereto agree that both damages and specific performance shall be proper modes of relief and are not to be considered alternative remedies.

SECTION SEVEN

7. Conditions to the Transactions.

7.1. Conditions to Obligations of Each Party. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of the transactions contemplated hereby illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

(b) Governmental Approval. The Purchaser and Target shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the transactions contemplated hereby and the several transactions contemplated hereby.

7.2. Additional Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at, or prior to, the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Shareholders:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Purchaser in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of the Purchaser in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing Date as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date) and (ii) the Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

(b) Certificates of the Purchaser.

(i) Compliance Certificate of the Purchaser. The Shareholders shall have been provided with a certificate dated the Closing Date and executed on behalf of the Purchaser by its President or its Chief Financial Officer to the effect that, as of the Closing Date, each of the conditions set forth in Section 7.2(a) has been satisfied with respect to the Purchaser.

(ii) Certificate of Secretary of the Purchaser. Target shall have been provided with a certificate dated the Closing Date and executed by the Secretary or Assistant Secretary of the Purchaser certifying:

(A) Resolutions duly adopted by the Board of Directors of the Purchaser authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

(B) the incumbency of the officers of the Purchaser executing this Agreement and all agreements and documents contemplated hereby.

(c) Third-Party Consents. The Shareholders shall have been furnished with evidence satisfactory to them that the Purchaser has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval is required in connection with the transactions contemplated hereby as set forth in Section 2.5.

(d) Further Deliveries by Purchaser. At the Closing, in addition to any other documents or agreements required under this Agreement, Purchaser shall deliver to Shareholders the following:

(i) Amounts payable at the Closing pursuant to Section 1 of the Agreement; and

(ii) The Escrow Agreement.

In addition, at the Closing, Purchaser shall deliver the Escrow Amount to Escrow Agent under the Escrow Agreement.

(e) Employment Agreements. Each of Target and Purchaser shall have delivered executed copies of the Employment Agreements with Krol and Caputi respectively in the form attached hereto as Exhibit B-1 and B-2 (the “Employment Agreements”).

7.3. Additional Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Purchaser:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of Target and the Shareholders in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Target and the Shareholders in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Closing Date as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Target and the Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

(b) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target, other than any change resulting from changes in the state of the economy in general or from changes in federal or state legislation.

(c) Certificates of Target and the Shareholders.

(i) Compliance Certificate of Target and the Shareholders. The Purchaser shall have been provided with a certificate dated the Closing Date and executed on behalf of Target, by its President or its Chief Financial Officer, and by the Shareholders, to the effect that, as of the Closing Date, each of the conditions set forth in Section 7.3(a) and Section 7.3(b) has been satisfied.

(ii) Certificate of Secretary of Target. The Purchaser shall have been provided with a certificate dated the Closing Date and executed by the Secretary of Target certifying:

(A) Resolutions duly adopted by the Board of Directors and the Shareholders of Target authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

(B) The Certificate of Incorporation and Bylaws of Target, as in effect immediately prior to the Closing Date, including all amendments thereto; and

(C) The incumbency of the officers of Target executing this Agreement and all agreements and documents contemplated hereby.

(d) Third Party Consents. The Purchaser shall have been furnished with evidence satisfactory to it that Target and the Shareholders have obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with the transactions contemplated hereby as set forth in Section 2.26 or Section 2.5, and including any consent required pursuant to any Material Contract.

(e) Injunctions or Restraints on the Sale of the Stock and Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, or other legal or regulatory restraint provision limiting or restricting the Purchaser’s conduct or operation of the business of Target following the transactions, and contemplated hereby shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign or any other person or entity, seeking the foregoing be pending.

(f) Legal Opinion. The Purchaser shall have received opinions dated the Closing Date from Drew & Drew, LLP, Target’s and the Shareholders’ legal counsel, and Jaeckle Fleischmann & Mugel, LLP, Target’s and the Shareholders’ special counsel, reasonably acceptable to the Purchaser and covering the matters set forth in Exhibit C attached hereto.

(g) Employment Agreements. Krol and Caputi shall have executed and delivered the Employment Agreements. In addition, the Purchaser shall have received executed copies of an employment memorandum acceptable to the Purchaser from Brian Kusak.

(h) Resignation of Officers and Directors. The officers and directors of Target shall have delivered their resignations.

(i) Delivery of Stock. The Shareholders shall have delivered the Stock to the Purchaser, together with duly executed stock powers.

(j) Title to Real Property. With respect to each Parcel, the Purchaser shall have received fully effective title insurance policy on ALTA form under which the title insurer insures fee simple title to the Purchaser, subject only to Permitted Liens (each, a “Title Policy” and collectively, the “Title Policies”). Except as otherwise agreed by the Purchaser, each Title Policy shall be in the amount of the portion of the Purchase Price allocated to each Parcel insured thereby and shall contain such endorsements as the Purchaser may reasonably require. The costs and fees of the Title Policies, and the costs for any surveys, and any recording fees and transfer taxes, shall be borne by the Shareholders, who shall have the right to select the title company, which selection shall be reasonably acceptable to the Purchaser.

(k) Section 338(h)(10). Each Shareholders and each of the Shareholders listed on Section 1.7 of the Target’s Disclosure Schedule shall have executed and delivered to Purchaser a completed copy of IRS Form 8023 (and any comparable form under any state or local Tax law).

(l) Non-Foreign Person Affidavits. The Purchaser shall have received a non-foreign person affidavit from each of the Shareholders pursuant to Section 1445 of the Code.

SECTION EIGHT

8. [Reserved]

SECTION NINE

9. Indemnification.

9.1. Indemnification by the Shareholders. Subject to the other provisions of this Section 9, each of the Shareholders shall, jointly and severally, indemnify, hold harmless and defend the Purchaser and Target and their respective officers, directors, shareholders, employees and agents (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, losses, damages, demands, suits, costs and expenses, whether or not based upon a liability or potential liability to a third party, including reasonable counsel fees and costs incurred in investigation (each of the foregoing being referred to herein as a “Loss” and collectively, “Losses”) incurred or suffered by an Indemnified Party by reason of: (i) any breach by Target (prior to Closing) or any of the Shareholders of any of the representations, warranties or covenants made by Target (prior to Closing) or any of the Shareholders contained in this Agreement or the breach by Target or any of the Shareholders of any other term of this Agreement; (ii) Taxes of the Target and its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); (iii) any and all Taxes of any Affiliated Group, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation; (iv) any and all Taxes of any Person (other than the Target and the Subsidiaries) imposed on the Target or its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date; and (v) any claims listed on Section 2.9 of the Target Disclosure Schedule. For purposes of this indemnity, the representations, warranties and covenants of Target and the Shareholders shall not be deemed to be qualified by any reference to materiality, except for Section 2.30 of this Agreement.

9.2. Indemnification by the Purchaser. The Purchaser shall indemnify, hold harmless, and defend the Shareholders from and against all Losses incurred or suffered by the Shareholders by reason of (i) any breach by the Purchaser or any inaccuracy of any of the representations and warranties or covenants made by the Purchaser contained in this Agreement or for the breach by the Purchaser of any other terms of this Agreement or (ii) any liabilities or obligations of, or claims against, the Shareholders which arise from or relate to the ownership of Target on or after the Closing Date, or the operation of Target’s business on or after the Closing Date, or (ii) any liability or obligation of Target set forth or properly reserved for in the Final Working Capital Statement. For purposes of this indemnity, the representations, warranties and covenants of the Purchaser shall not be deemed to be qualified by any reference to materiality.

9.3. Notice of Indemnification Claim. Any party which may be entitled to indemnification under this Agreement (the “Indemnitee”) shall give notice to the indemnifying party (the “Indemnifying Party”) following receipt of notice of any fact that would give rise to a claim for indemnification hereunder. In the event the indemnity claim is based upon a liability or potential liability to a third party (including any taxing authority), then (a) the Indemnifying Party shall have the right, at its expense, to assume and direct the investigation and defense of the claim, action or proceeding, including selection of counsel, provided any counsel selected by the Indemnifying Party is reasonably satisfactory to the Indemnitee and (b) the Indemnifying Party shall be entitled to any and all rights the Indemnitee may have against such third party with respect to the subject matter of that claim, by subrogation or otherwise. If the Indemnifying Party so assumes the defense of the claim, the Indemnitee shall not be entitled to indemnification for separate counsel retained by Indemnitee with respect to that claim. No settlement for monetary payment to a third party which is or may be the subject of indemnity under this Agreement shall be made without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld), and the Indemnifying Party shall have the right to a direct proceedings with respect to such settlement.

9.4. Failure to Give Notice. Failure by an Indemnitee to give prompt notice to the Indemnifying Party specified in Section 9.3 above shall not release, waive, or otherwise affect the Indemnifying Party’s obligation to indemnify hereunder except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

9.5. Limitations. Notwithstanding anything herein to the contrary, the right of the Indemnified Parties and the Shareholders to indemnification hereunder is limited as follows:

(a) The Indemnified Parties shall not have any right to indemnification until aggregate Losses exceed $200,000 (the “Basket”), and in such event, the Indemnified Parties will be entitled to indemnification from the first dollar of Losses with respect to such claims.

(b) The indemnification obligations of Shareholders hereunder shall be limited in the aggregate to Six Million Dollars ($6,000,000), plus twenty percent (20%) of any amounts payable pursuant to Section 1.5. (the “Cap”).

(c) The limitations set forth in Sections 9.5(a) and (b) shall not apply to any Loss arising out of a breach of a representation, warranty or covenant of Target or any of the Shareholders contained in Sections 1.6, 1.7, 2.1, 2.3, 2.4, claims listed on Section 2.9 of the Target Disclosure Schedule, 2.14 (provided, however, that the Basket shall apply to any Loss arising out of a breach of Section 2.14), 3 and any Loss arising from fraud or a knowing misrepresentation or intentional breach of this Agreement by any such party. In connection with any Loss arising out of a breach of Section 2.14 of the Target Disclosure Schedule, the Shareholders’ liability shall be limited to Five Million Dollars ($5,000,000).

(d) No party shall be liable hereunder, and the term “Losses” shall not include, punitive damages or damages of a remote or speculative nature, it being understood that the foregoing limitations shall not be applicable to Losses sought or recovered by a third party. No claim for indemnification may be made hereunder if the Indemnitee has not given notice of such claim within the applicable time period for that claim as set forth in Section 10.1 hereto.

9.6. Other Limitations.

(a) An Indemnitee shall use commercially reasonable efforts to obtain under any applicable insurance policies any insurance proceeds in respect of any Losses for which the Indemnitee seeks indemnification under this Section 9. The amount of any indemnified Losses hereunder shall be determined net of the amount, if any, of the recovery actually received with respect to such indemnified Losses under any such insurance or similar policy less any out-of-pocket collection costs. In the event that an insurance recovery is received by an Indemnitee with respect to any Losses for which any Indemnitee has previously been indemnified and paid by the Indemnifying Party pursuant hereto, then such Indemnitee shall promptly make a refund to the Indemnifying Party in an amount equal to the lesser of (x) the total amount of such insurance recovery (net of any reasonable out-of-pocket collection costs) and (y) the amount previously paid by the Indemnifying Party to the Indemnitee as indemnification for such Losses.

(b) The amount of any Losses for which indemnification is provided pursuant to this Agreement shall be determined net of any reserves, liabilities, accruals or other provisions for such Losses taken into account in determining the Final Working Capital Statement.

(c) The Indemnitee shall use commercially reasonable efforts to mitigate any Losses that could reasonably be expected to give rise to a claim for indemnification under this Agreement with respect to those Losses.

9.7. Limitations on Environmental Indemnity.

(a) In addition to other limitations contained in this Section 9, the following terms and conditions apply to Shareholders’ indemnification obligations for any breach of the representations and warranties in Section 2.14 (“Indemnified Environmental Losses”):

(i) The Shareholders shall have no indemnification obligations with respect to any Indemnified Environmental Losses to the extent resulting from willful misconduct or negligence by the Indemnitee; and

(ii) The Shareholders shall have no indemnification obligations with respect to any remediation or cleanup that is otherwise an Indemnified Environmental Loss to the extent that such remediation or cleanup undertaken by the Purchaser exceeds the standard for such remediation or cleanup required under applicable Environmental Law.

(b) With respect to the premises owned and/or occupied by the Target or any of its predecessors prior to the Closing Date, the Shareholders shall control the defense or negotiation (including without limitation, any investigatory, response and remedial actions) of any litigation involving any claim for which indemnification with respect to Indemnified Environmental Losses (“Environmental Matter”), including the compromise or settlement of the Environmental Matter with counsel and environmental consultants selected by the Shareholders and reasonably acceptable to Purchaser. No compromise or settlement in respect of such Environmental Matter may be reached by the Shareholders without the Purchaser’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

The Purchaser shall control any remediation or cleanup with respect to any Environmental Matter, provided that such remediation or cleanup is conducted in accordance with applicable legal standards and in a manner so as to not unreasonably increase any amounts due under the indemnification obligation of the Shareholders.

The Purchaser, Target and the Shareholders agree to take all reasonable measures to minimize any Indemnified Environmental Losses and cooperate with the other party in their efforts with respect thereof. Purchaser agrees that neither it nor the Target post-Closing shall undertake environmental investigations or testing with respect to any real property occupied or formerly occupied by the Target prior to the date of Closing unless all of the following are met: (i) Purchaser gives the Shareholders at least two business days prior notice of such testing or investigation unless such testing or investigation is required immediately by applicable law, any governmental authority or by reason of an immediate threat to human health or the environment (in which event notice to the Shareholders shall be by telephone or similar means at the earliest possible opportunity and followed by written notice); (ii) such investigation or testing is required by and conducted in accordance with applicable law; and (iii) the results of all testing and investigation shall be made available to the Shareholders. Notwithstanding the forgoing, after the Closing, Purchaser and/or the Target may undertake environmental investigations or testing with respect to any real property occupied or formerly occupied by the Target prior to the Closing Date that is (a) in connection with the possible sale of the business (through an asset sale, sale of stock, merger, or otherwise), or the expansion, modification or capital improvement undertaken on any Parcel, (b) in connection with or any financing or refinancing for Purchaser, the Target or any of their Affiliates, or (c) in response to a condition, event or circumstance (not currently known) in, on or near such real property that makes it reasonably necessary or advisable to conduct such an investigation provided that Purchaser complies with clauses (i) and (iii) of the immediately preceding sentence For the purpose of clarification, this Section 9.7(b) shall not apply to any property owned or leased by Purchaser or the Target after the Closing which is not currently owned or leased by the Target as of the Closing Date.

Notwithstanding any other provision of this Agreement, any obligation of the Shareholders to indemnify with respect to Indemnified Environmental Losses shall be for the benefit of only the Indemnitees associated with Purchaser and no other person.

(c) The Purchaser agrees to maintain Target’s environmental insurance that is currently in place for a period of five (5) years after Closing so long as such insurance continues to be available at approximately the same cost as such current policy.

9.8. Escrow. In the event an Indemnified Party associated with the Purchaser is entitled pursuant to the provisions of this Agreement to receive any indemnification payment under this Agreement, such Indemnified Party shall first recover all or any portion of such indemnification amount to which the Purchaser is entitled from the Escrow Fund in accordance with the terms of the Escrow Agreement. Only after the Escrow Fund has been exhausted shall such Party be entitled to seek recovery from the Shareholders.

9.9. Exclusivity for Breach. Except in the case of fraud or a knowing breach of any representation or warranty by a party, the indemnification provided for in this Section 9 shall be the sole and exclusive remedy for all matters arising under or in connection with this

Agreement for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein or made pursuant hereto. Notwithstanding the foregoing, nothing herein shall preclude any party from seeking any rights or remedies under any other agreements executed in connection herewith or from seeking injunctive or other equitable relief under Section 6.3 hereof as may be reasonably necessary to protect that party’s rights hereunder.

9.10. Right of Set Off Against Additional Purchase Price. Subject to the limitations of this Section 9, the Purchaser shall be entitled to set off any amounts that it is entitled to receive pursuant to this Section 9 against the payments due and owing to the Shareholders pursuant to Section 1.4 and/or 1.5 hereof if the Escrow Fund is exhausted.

SECTION TEN

10. General Provisions.

10.1. Survival of Representations and Warranties. The representations and warranties set forth in Sections 1.6, 2.1, 2.3, 2.4, 4.1 and 4.2 of this Agreement and all covenants shall survive the Closing Date for a period equal to the duration of the statute of limitations applying to contracts entered into in the State of New York. The representations and warranties set forth in Section 2.14 of this Agreement shall survive for a period of five (5) years. The representations and warranties set forth in Section 3.2 and the covenants set forth in Sections 1.7 and 3.3 shall survive the Closing Date until thirty (30) days following the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the Taxes covered by such representations, warranties and covenants. The balance of the representations and warranties set forth in this Agreement shall survive the Closing Date for a period of eighteen (18) months.

10.2. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice, if to the Purchaser, to:

Quaker Chemical Corporation

One Quaker Park

901 Hector Street

Conshohocken, PA 19428

Attention: Craig Bush

Facsimile: (610) 832-4494

with a copy to:

Quaker Chemical Corporation

One Quaker Park

901 Hector Street

Conshohocken, PA 19428

Attention: Robert Traub, Esquire

Facsimile: (610) 832-4494

Fox, Rothschild LLP

2000 Market Street, Twentieth Floor

Philadelphia, PA 19103-3291

Attention: Kevin B. Scott, Esquire

Facsimile: (215) 299-2150

if to Target, or the Shareholders, to:

Ronald Krol, as Shareholders’ Representative

1980 Hall Road

Elma, NY 14059

with a copy to:

Jaeckle Fleischmann & Mugel, LLP

12 Fountain Plaza, Suite 800

Buffalo, New York 14202

Attention: Peter G. Klein, Esquire

                  Jessica E. Lankford, Esquire

Facsimile: (716) 856-0432

with a copy to:

Drew & Drew, LLP

159 Linwood Avenue

Buffalo NY 14209

Attention: Dean M. Drew, Esquire

Facsimile: (716) 884-3707

10.3. Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement,” “the date hereof,”

and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 31, 2010. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “to Target’s knowledge” and terms of similar import shall be deemed to refer to the knowledge of either Krol or Caputi.

10.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.5. Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Purchaser Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including but not limited to the Letter of Intent among the parties dated November 15, 2010, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. Notwithstanding the foregoing, the Purchaser may assign this Agreement to an Affiliate provided no such assignment shall relieve Purchaser of its obligations hereunder.

10.6. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

10.7. Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

10.9. Waiver of Jury Trial. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

10.10. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.11. Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 10.11 shall be binding upon the parties and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, Target, the Purchaser and the Shareholders have executed this Agreement as of the date first written above.

TARGET:

SUMMIT LUBRICANTS INC.

By:	/s/ Ronald Krol
Name:	Ronald Krol
Title:	President

THE PURCHASER:

QUAKER CHEMICAL CORPORATION

By:	/s/ Mark A. Featherstone
Name:	Mark A. Featherstone
Title:	President

SHAREHOLDERS:

/s/ Ronald Krol
Ronald Krol

/s/ Brian Caputi
Brian Caputi

/s/ Dale M. Perry
Dale M. Perry

/s/ Anthony H. Musilli
Anthony Musilli